Exhibit 99.1

The PMI Group, Inc.

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NEWS RELEASE

Media: Beth Haiken, (925) 658-6192

Investors: Bill Horning, (925) 658-6193

The PMI Group, Inc. Commences Exchange Offer for its Outstanding 2.50% Senior Convertible Debentures Due 2021

WALNUT CREEK, CA, JULY 18, 2006–The PMI Group, Inc. (NYSE: PMI) announced today that it has commenced an exchange offer relating to its currently outstanding 2.50% Senior Convertible Debentures due 2021.

In the exchange offer, PMI is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus relating to the exchange offer and the accompanying letter of transmittal, a new series of 2.50% Senior Convertible Debentures due 2021 and an exchange fee of $3.50 per $1,000 principal amount of debentures for all of its existing 2.50% Senior Convertible Debentures due 2021.

The purpose of the exchange offer is to change certain of the terms of the existing debentures, including the addition of a net share settlement feature. The net share settlement feature will allow PMI to satisfy its obligation due upon conversion to holders of the new debentures in cash for a portion of the conversion obligation, reducing the share dilution associated with the conversion of the new debentures. In addition, the new debentures will provide that PMI will eliminate its option to issue shares in lieu of paying cash if and when PMI repurchases new debentures at the option of holders or in connection with a change of control.

The exchange offer will expire at 5:00 p.m., New York City time, on August 16, 2006, unless extended.

PMI urges investors and security holders to read the Tender Offer Statement, registration statement on Form S-4, prospectus, related letter of transmittal and other related materials carefully before any decision is made with respect to the exchange offer. The prospectus, the related letter of transmittal and certain other offer documents will be made available to all holders of the 2.50% Senior Convertible Debentures due 2021 at no expense to them. The Tender Offer Statement (including the prospectus, the related letter of transmittal and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s website at www.sec.gov.

A registration statement relating to the new debentures to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. The new debentures may not be issued, nor may the exchange offer be accepted, prior to the time the registration statement becomes effective. This press release is not an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any sale of new debentures to be issued in the exchange offer in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state.

Cautionary Statement:

Certain matters discussed in this news release are forward-looking statements regarding the timing of the exchange offer. PMI’s ability to complete the exchange offer will depend, among other things, on market conditions and there can be no assurance that PMI will complete the exchange offer on the anticipated terms or at all. Risks and uncertainties related to PMI’s business are discussed in PMI’s SEC filings, including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. We undertake no obligation to update forward-looking statements.